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Genta Completes Initial Clinical Dosing of G4544, a New Oral Drug

for Bone Diseases

Safety Analysis Shows Good Tolerance with No Serious Adverse Reactions

BERKELEY HEIGHTS, NJ – November 15, 2007 – Genta Incorporated (NASDAQ: GNTA) released findings from the initial clinical dosing of G4544, the Company’s proprietary small molecule that is intended as a treatment for diseases associated with accelerated bone loss. The Phase 1 study, which was conducted in normal volunteers, has shown good tolerance with oral bioavailability of the active ingredient, and an excellent safety profile without serious adverse reactions. The findings were released in an abstract published in the proceedings of the upcoming annual meeting of the American Society of Hematology.

G4544 is a new tablet formulation using delivery technology developed by Emisphere Technologies, Inc. that enables oral absorption of the active ingredient contained in Ganite® (gallium nitrate injection). Ganite® is marketed by Genta and approved in the U.S. for treatment of cancer-related hypercalcemia that is resistant to hydration. Low doses of the active ingredient in Ganite administered by intravenous or subcutaneous injections have shown clinical activity in a range of skeletal diseases, including hypercalcemia, bone metastasis (myeloma and breast cancer), Paget’s disease, and osteoporosis.

The initial clinical trial was a Phase 1 study of escalating single doses of G4544 in 30 normal volunteers. The endpoints of the study were to determine safety and to assess pharmacokinetics and oral bioavailability. The drug was tested over a dosing range of the active ingredient from 30 to 150 mg, and no adverse effects attributable to G4544 were observed in this study. Initial analysis of plasma samples of low doses showed that the active ingredient was absorbed after oral administration. Complete pharmacokinetic assessment of higher dose levels is pending further analyses.

“G4544 offers both ease of administration and patient convenience that could considerably expand the usefulness of this highly active class of compounds,” said Dr. Raymond P. Warrell, Jr., Chairman and Chief Executive Officer of Genta. “Further analysis of these data, combined with additional preclinical and toxicology work, should enable the multi-dose studies that will be needed to seek regulatory approval in a range of bone diseases. Obviously, the previously published clinical activity of the active ingredient at low doses is a major advantage for future clinical development.”

About G4544

G4544 is one of a class of gallium-containing compounds that were originally developed by the U.S. National Cancer Institute. In investigational studies, high doses of gallium nitrate demonstrated consistent antitumor activity in patients with non-Hodgkin’s lymphoma. However, experimental work by Genta personnel and others established that lower doses of gallium directly inhibited calcium release from bone, principally by decreasing bone resorption and possibly by also stimulating bone formation.

Many diseases are associated with accelerated bone loss, including osteoporosis, cancer, and Paget’s disease. In some diseases, the rate of loss is slow and subtle, while in others the rate is rapid and acutely life-threatening. In osteoporosis, the most prevalent bone-losing condition, the process of bone loss extends over many years before the disease becomes evident. Conversely, in cancer-related hypercalcemia, bone loss is so rapid that it overwhelms the kidney’s ability to eliminate calcium from the blood, and this condition can quickly become lethal. In patients with cancer-related hypercalcemia who were resistant to hydration, randomized double-blind trials have been conducted with Ganite compared with calcitonin and with two bisphosphonates (etidronate [Didronel®; Proctor and Gamble] and pamidronate [Aredia®; Novartis, Inc.]).

G4544 was developed to enable extended administration of the active ingredient in Ganite, which may greatly improve patient convenience and avoid the current need for intravenous pumps or hospitalization. The initial focus of clinical studies with G4544 will be to evaluate bioequivalence with the intravenous product, potentially enabling rapid regulatory approval of the oral formulation. Genta holds or has exclusively licensed the intellectual property related to G4544.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer. Two major programs anchor the Company’s research platform: DNA/RNA-based Medicines and Small Molecules. Genasense® (oblimersen sodium) Injection is the Company’s lead compound from its DNA/RNA Medicines program. Genta is currently recruiting patients to the AGENDA Trial, a global Phase 3 trial of Genasense in patients with advanced melanoma. The leading drug in Genta’s Small Molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of symptomatic patients with cancer related hypercalcemia that is resistant to hydration. The Company has developed G4544, an oral formulation of the active ingredient in Ganite, that has recently entered clinical trials as a potential treatment for diseases associated with accelerated bone loss. Ganite® and Genasense® are available on a “named-patient” basis in countries outside the United States. For more information about Genta, please visit our website at: www.genta.com.

Safe Harbor

This press release may contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. Forward-looking statements include, without limitation, statements about:

•	the Company’s ability to obtain necessary regulatory approval for Genasense® from the U.S. Food and Drug Administration (“FDA”) or European Medicines Agency (“EMEA”);
•	the safety and efficacy of the Company’s products or product candidates;
•	the Company’s assessment of its clinical trials;
•	the commencement and completion of clinical trials;
•	the Company’s ability to develop, manufacture, license and sell its products or product candidates;
•	the Company’s ability to enter into and successfully execute license and collaborative agreements, if any;
•	the adequacy of the Company’s capital resources and cash flow projections, and the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations;
•	the adequacy of the Company’s patents and proprietary rights;
•	the impact of litigation that has been brought against the Company and its officers and directors and any proposed settlement of such litigation;
•	the Company’s ability to retain compliance with the NASDAQ’s listing qualifications; and
•	the other risks described under Certain Risks and Uncertainties Related to the Company’s Business, as contained in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

The Company does not undertake to update any forward-looking statements. There are a number of factors that could cause actual results and developments to differ materially. For a discussion of those risks and uncertainties, please see the Company’s Annual Report on Form 10-K for 2006 and its most recent quarterly report on Form 10-Q.

SOURCE: Genta Incorporated

CONTACT:

Nichol Harber

Genta Investor Relations

info@genta.com

Brian Korb

The Trout Group

908-286-3980